UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 2, 2011

eBay Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-24821	77-0430924
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

2145 Hamilton Avenue

San Jose, CA 95125

(Address of principal executive offices)

(408) 376-7400

(Registrant’s telephone number, including area code)

Not Applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 6, 2011, eBay Inc. (“eBay” or the “Company”) announced that it had named Devin Wenig as President of eBay Marketplaces, effective October 1, 2011. As previously announced, John Donahoe, eBay’s President and Chief Executive Officer, has been serving as President of eBay Marketplaces on an interim basis since Lorrie Norrington stepped down from the position in September 2010.

Prior to joining eBay, Mr. Wenig, 44, served as Chief Executive Officer of Thomson Reuters Markets, a provider of information solutions, from 2008 until July 2011. From 1993 through 2008, Mr. Wenig held numerous positions in the Reuters organization, including Chief Operating Officer of Reuters Group PLC, a provider of financial market data, from 2006 through 2008 and Executive Director and President of the Business Divisions from 2003 through 2006.

eBay and Mr. Wenig have entered into an offer letter dated August 30, 2011 and executed on September 2, 2011. Under the terms of the offer letter, Mr. Wenig will be paid an annual base salary of $750,000. Mr. Wenig will also be eligible to participate in the eBay Incentive Program, with a target annual bonus of 100% of his base salary.

In accordance with the terms of the offer letter, the Compensation Committee of eBay’s Board of Directors has approved the following equity grants to Mr. Wenig:

•

An option to purchase shares of eBay common stock valued at $2,400,000, divided into two equal tranches, with the first grant to be made and priced effective the second Friday of the month following the month in which Mr. Wenig commences employment, and the second grant to be made and priced effective the second Friday of the month that is six months after the date of the first grant. Both tranches of the option will vest with respect to 25% of the shares one year after the commencement of employment and with respect to an additional 1/48 of the shares monthly thereafter (subject to Mr. Wenig’s continued employment with an eBay company on each vesting date). The number of shares of eBay common stock subject to the option will be determined by dividing $2,400,000 by the average closing price of eBay common stock over the 10 consecutive trading days ending on (and including) the last trading day prior to Mr. Wenig’s start date, and multiplying the resultant total by three.

•

An award of restricted stock units (“RSUs”) valued at $1,800,000, which will vest over four years from the date of grant at a rate of 25% a year on each anniversary of the date of grant (subject to Mr. Wenig’s continued employment with an eBay company on each vesting date), subject to necessary withholding for applicable taxes.

•

A target award of performance-based restricted stock units (“PBRSUs”) valued at $1,800,000. The actual amount of the PBRSU award will be determined based on the Company’s two-year performance period from 2011 through 2012. PBRSUs earned will be granted in early 2013, with 50% of the shares subject to the award vesting on or about March 1, 2013 and 50% of the shares vesting on or about March 1, 2014 (subject to Mr. Wenig’s continued employment with an eBay company on each vesting date), subject to necessary withholding for applicable taxes.

•

An additional award of RSUs valued at $6,000,000, which will vest over four years from the date of grant at a rate of 25% a year on each anniversary of the date of grant (subject to Mr. Wenig’s continued employment with an eBay company on each vesting date), subject to necessary withholding for applicable taxes.

eBay will assist with Mr. Wenig’s relocation expenses from New York, New York to the San Francisco Bay Area, including temporary housing and commuting expenses. Mr. Wenig will also be eligible to receive a home purchase payment of $1,000,000 (less deductions and applicable taxes) to assist him with the purchase of a home. In the event that Mr. Wenig’s employment ceases for reasons of cause or resignation prior to completion of one year of service from his start date, the $1,000,000 home purchase payment is fully refundable to the Company. If Mr. Wenig’s employment ceases for reasons of cause or resignation after one year but prior to the third anniversary from his start date, his repayment obligation will be reduced by 1/36th for every full month of active employment.

Although Mr. Wenig’s employment with eBay is “at-will,” if Mr. Wenig is terminated without cause (as such term is defined in Mr. Wenig’s offer letter), he is entitled to the following severance arrangements:

•

If the termination occurs within two years of Mr. Wenig’s start date, the Company will provide a payment equal to two times the sum of (a) Mr. Wenig’s annual base salary in effect immediately prior to his termination date and (b) a bonus replacement amount equal to 100% his base salary as in effect immediately prior to his termination date.

•	If the termination occurs after two years of employment, Mr. Wenig will be treated in a manner consistent with similarly situated executives.

The foregoing description of Mr. Wenig’s offer letter is not complete and is qualified in its entirety by reference to the full text of the offer letter, which is attached hereto as Exhibit 10.01 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

10.01	Offer letter dated August 30, 2011 and executed on September 2, 2011 between eBay Inc. and Mr. Wenig

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

eBay Inc.
(Registrant)

Date: September 6, 2011	/s/ Brian H. Levey
Name: Brian H. Levey
Title: Vice President, Deputy General Counsel and Assistant Secretary

INDEX TO EXHIBITS

Exhibit Number	Description

10.01	Offer letter dated August 30, 2011 and executed on September 2, 2011 between eBay Inc. and Mr. Wenig